Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-81706, 33-62645, 333-35118, and 333-69690 on Form S-8 of our reports dated March 31, 2015, relating to the consolidated financial statements and consolidated financial statement schedules of RexAmerican Resources Corporation and subsidiaries (the “Company”) (which reports express an unqualified opinion and refer to the report of other auditors) and the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2015.

/s/ DELOITTE & TOUCHE LLP

March 31, 2015